EXHIBIT 99.1

www.centex.com P.O. Box 199000 Dallas, Texas 75219-9000 2728 North Harwood Dallas, Texas 75201-1516 Phone: (214) 981-5000 News Release

FOR IMMEDIATE RELEASE

For additional information, contact at 214/981-5000:
Leldon E. Echols — Executive Vice President and CFO
Matthew W. Moyer — Vice President, Investor Relations
http://www.centex.com

CENTEX FOURTH QUARTER HOMES SALES THROUGH FEBRUARY RISE 18%

     DALLAS, TEXAS (March 5, 2003): Centex Corporation (NYSE: CTX) announced that unit sales at Centex Homes for January and February were about 18% higher than sales during the same period a year ago (15% higher excluding an acquisition completed early in January 2003).

     Regionally, Centex Homes’ orders for the quarter-to-date were approximately as follows: Mid-Atlantic, up 24%; Southeast, down 12%; Midwest, up 36%; Southwest, up 26%; West Coast, up 28%.

     Centex Homes’ sales backlog at the end of February was approximately 34% higher than the backlog at the same time a year ago and the company expects to close approximately 26,000 homes for fiscal 2003 ending March 31, a 13% gain over fiscal 2002.

     Centex Corporation reaffirmed that its fiscal 2003 earnings should be in the range of $8.45 to $8.60 per share.

     Through its subsidiaries, Centex ranks among the nation’s leading home builders, non-bank-affiliated retail mortgage originators and general contractors. Centex also has operations in home services and investment real estate and currently owns approximately 65% of Centex Construction Products, Inc., a publicly traded company.

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Forward-Looking Statements. The “Outlook” section of this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance and results of operations include the following: general economic conditions and interest rates; the cyclical and seasonal nature of the Company’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financing programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2002, September 30, 2002, and December 31, 2002, all of which are filed with the Securities and Exchange Commission.